                                                                   EXHIBIT 99.1


January 16, 2003


        REGIONS ANNOUNCES RECORD ANNUAL EARNINGS AND INCREASED DIVIDEND

Regions Financial Corp. (NYSE:RF) today announced earnings for the quarter and year ended Dec. 31, 2002. Net income totaled $156.2 million for the fourth quarter of 2002, a 13 percent increase over fourth quarter 2001 net income of $138.2 million. Net income per diluted share was 70 cents, up 17 percent from the 60 cents per diluted share earned in the fourth quarter of 2001.

For the full year 2002, net income reached a record $619.9 million, an increase of 22 percent compared to 2001 net income of $508.9 million. Net income per diluted share for 2002 was $2.72, up 21 percent from the $2.24 per diluted share earned in 2001.

"We are extremely pleased to have completed a record earnings year in 2002," said Regions Chairman and CEO Carl E. Jones Jr. "The ongoing weakness in the economy and the uncertainty related to world affairs continued to present challenges during the year. But our increasingly diverse, stable revenue stream and strengthened ability to generate non-interest income have helped us successfully meet these challenges.

"We have clearly seen the positive results of strategic moves we have made to grow revenue and earnings from our increasingly diverse set of products and services, including investments, asset management, insurance and investment banking," Jones said. "While there remain many challenges in the current environment, we are optimistic about our prospects in 2003, and confident that Regions is poised to achieve its vision to be the premier financial services company in the South."

The company's Morgan Keegan and mortgage banking operations contributed significantly to Regions' success in 2002. Both finished the year with strong production levels in the fourth quarter. As the refinancing boom continued, single-family residential mortgage loan production from Regions' mortgage banking operations reached $2.3 billion for the quarter, and a record $6.6 billion for the year. Bond underwriting and refinancings led Morgan Keegan to a pre-tax income increase of 28 percent over the third quarter, and record earnings in 2002.

Net interest income for 2002 increased $72.1 million (five percent) over 2001, bolstered by continued growth in the core loan portfolio of Regions' community banking franchise. In the fourth quarter of 2002, loan growth was five percent annualized, based on linked-quarter average balance comparisons. "Meeting the full range of banking and lending needs of consumers and small businesses throughout our community banking network continues to be one of our most important goals," Jones said. "In fact, Regions recently was named the No. 1 small business- friendly financial holding company in the country by the U.S. Small Business Administration."

Deposit growth also showed strength in the fourth quarter, increasing at an annualized 8.8 percent, supported by a healthy gain in transaction deposit accounts. "Our strong deposit growth is an indication that our sales associates are successfully implementing Regions' strategy of building more profitable customer relationships by increasing the number of products our customers have, as well as the depth of their relationships with us," Jones said.

Total non-performing assets declined $22.2 million in the fourth quarter, the second consecutive quarter of significant improvement in the level of non-performing assets, which totaled $318.4 million at Dec. 31, 2002. Net loan charge-offs for the fourth quarter were .40 percent annualized, compared to .64 percent in the fourth quarter of 2001. "We continue to demonstrate strong asset quality," Jones said, "as a result of steps we took earlier in the current economic cycle to position our balance-sheet to sustain and strengthen our already strong financial position.

                              Continued Next Page

January 16, 2003
Page Two


"Our continued low level of net charge-offs, especially, compares very favorably to our peers as well as to institutions of all sizes across the country," he added.

Regions also announced that its Board of Directors increased the quarterly cash dividend to 30 cents per share. The increased dividend is payable April 1, 2003, to stockholders of record as of March 14, 2003. This is the 32nd consecutive year that Regions has increased its quarterly cash dividend and the 127th consecutive quarter in which the company has paid cash dividends, going back to its formation in 1971.

Regions Financial Corporation, with $47.9 billion in assets, ranks among the 25 largest financial services companies in the nation. Serving customers throughout the South, it provides traditional commercial and retail banking services and other financial services in the fields of investment banking, asset management, trust, mutual funds, securities brokerage, insurance, leasing and mortgage banking. Its banking affiliate, Regions Bank, offers banking services online from its Web site at www.regions.com and from more than 680 banking offices in Alabama, Arkansas, Florida, Georgia, Louisiana, North Carolina, South Carolina, Tennessee and Texas. Regions provides investment and brokerage services from more than 140 offices of Morgan Keegan & Co. Inc., one of the South's largest investment firms. Regions ranks on both the Forbes 500 and Fortune 500 listings of America's largest companies; its common stock is traded on the New York Stock Exchange under the symbol RF.

                              Continued Next Page

January 16, 2003
Page Three

                        FINANCIAL HIGHLIGHTS (UNAUDITED)
                    (In thousands, except per share amounts)

                                              Three Months Ended                              Year Ended
                                                  December 31                                 December 31
                                            -------------------------                  -------------------------
Earnings                                     2002              2001       Change        2002               2001        Change

Net income                                  $156,234         $138,184         13%      $619,902         $508,934         22%
Add back: excess purchase price
   amortization**                                 --           13,619                        --           46,751
                                            --------         --------                  --------         --------
Operating income as adjusted for
   the adoption of FAS 142**                $156,234         $151,803          3%      $619,902         $555,685         12%

Operating income*                           $156,234         $138,184         13%      $619,902         $526,746         18%
Add back: excess purchase price
   amortization**                                 --           13,619                        --           46,751
                                            --------         --------                  --------         --------
Operating income as adjusted for
   the adoption of FAS 142**                $156,234         $151,803          3%      $619,902         $573,497          8%

Per share:
 Net income                                 $   0.71         $   0.60         18%      $   2.76         $   2.26         22%
 Net income--diluted                        $   0.70         $   0.60         17%      $   2.72         $   2.24         21%
 Net income as adjusted for the
  adoption of FAS 142**                     $   0.71         $   0.66          8%      $   2.76         $   2.47         12%
 Net income-diluted as adjusted for
  the adoption of FAS 142**                 $   0.70         $   0.66          6%      $   2.72         $   2.45         11%
 Operating income*                          $   0.71         $   0.60         18%      $   2.76         $   2.34         18%
 Operating income--diluted*                 $   0.70         $   0.60         17%      $   2.72         $   2.32         17%
 Operating income* as adjusted for
  the adoption of FAS 142**                 $   0.71         $   0.66          8%      $   2.76         $   2.55          8%
 Operating income-diluted* as adjusted
  for the adoption of FAS 142**             $   0.70         $   0.66          6%      $   2.72         $   2.53          8%
 Cash dividends declared                    $   0.29         $   0.28          4%      $   1.16         $   1.12          4%


                                                  December 31
                                        --------------------------------
Financial Condition                        2002                  2001           Change
                                        -----------          -----------

Total assets                            $47,938,840          $45,382,712           6%
Loans, net of unearned income           $30,985,774          $30,885,348           0%
Securities                              $ 8,994,600          $ 7,847,159          15%
Total earning assets                    $43,334,902          $41,648,266           4%
Total deposits                          $32,926,201          $31,548,323           4%
Stockholders' equity                    $ 4,178,422          $ 4,035,765           4%
Stockholders' equity per share          $     18.88          $     17.54           8%

* In 2001 excludes merger and other non-recurring charges of $23.3 million pretax ($17.8 million after tax or $.08 per diluted share).

**       On January 1, 2002, Regions adopted FAS 142 which eliminated amortization of excess purchase price. If FAS 142 had been in effect in 2001, net income per share and net income per diluted share would have increased by $.06 for the three months ended December 31, 2001 and $.21 for the year ended December 31, 2001.

                              Continued Next Page

January 16, 2003
Page Four


                                                              December 31
                                                        -----------------------
Selected Ratios                                          2002              2001
                                                        -----             -----

Return on average stockholders' equity
  based on operating income*                            15.27%            13.96%
Return on average stockholders' equity
  based on operating income* as adjusted
  for the adoption of FAS 142**                         15.27%            15.20%
Return on average stockholders' equity
  based on net income                                   15.27%            13.49%
Return on average stockholders' equity
  based on net income as adjusted for the
  adoption of FAS 142**                                 15.27%            14.73%
Return on average total assets based on
  operating income*                                      1.34%             1.18%
Return on average total assets based on
  operating income* as adjusted for the
  adoption of FAS 142**                                  1.34%             1.28%
Return on average total assets based on
  net income                                             1.34%             1.14%
Return on average total assets based on
  net income as adjusted for the adoption
  of FAS 142**                                           1.34%             1.24%
Stockholders' equity to total assets                     8.72%             8.89%
Allowance for loan losses as a percentage
  of loans, net of unearned income                       1.41%             1.36%
Loans, net of unearned income, to
  total deposits                                        94.11%            97.90%
Net charge-offs to average loans                         0.36%             0.41%

* In 2001 excludes merger and other non-recurring charges of $23.3 million pretax ($17.8 million after tax or $.08 per diluted share).

**       On January 1, 2002, Regions adopted FAS 142 which eliminated amortization of excess purchase price. If FAS 142 had been in effect in 2001, net income per share and net income per diluted share would have increased by $.06 for the three months ended December 31, 2001 and $.21 for the year ended December 31, 2001.

For additional information, including supplemental financial information, refer to Regions' Form 8-K filed with the Securities and Exchange Commission on January 16, 2003, or visit Regions' Web site at http://www.regions.com. Regions' Investor Relations contact is Ronald C. Jackson at 205/326-7374 or Kenneth Till at 205/326-7605; Regions' Media contact is Kristi Lamont Ellis at 205/326-7179.

Statements made in this press release, other than those containing historical information, are forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Act of 1995. Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements. Regions cautions readers that results and events subject to forward-looking statements could differ materially due to the following factors: possible changes in economic and business conditions; the existence or exacerbation of general geopolitical instability and uncertainty; the ability of Regions to integrate recent acquisitions and attract new customers; possible changes in monetary and fiscal policies, and laws and regulations; the effects of easing of restrictions on participants in the financial services industry; the cost and other effects of legal and administrative cases; possible changes in the credit worthiness of customers and the possible impairment of collectibility of loans; the effects of changes in interest rates and other risks and factors identified in the company's filings with the Securities and Exchange Commission.

          FINANCIAL SUPPLEMENT TO FOURTH QUARTER 2002 EARNINGS RELEASE

SUMMARY

Net income for the fourth quarter of 2002 totaled $156.2 million or $.70 per diluted share, compared to $156.5 million or $.70 per diluted share for the third quarter of 2002 and $138.2 million or $.60 per diluted share for the fourth quarter of 2001.

Net income in 2002 excludes amortization of excess purchase price in accordance with the adoption of FAS 142. Excluding amortization of excess purchase price would result in net income per diluted share of 66 cents for the fourth quarter of 2001.

Total revenue (excluding securities transactions) increased $27.8 million (16% annualized) compared to the third quarter of 2002. Fourth quarter top-line revenue growth was driven by higher fee income, particularly in the brokerage, customer derivative and mortgage banking business units, partially offset by a lower net interest margin.

The net interest margin declined 12 basis points (bps.) to 3.58% in the fourth quarter of 2002 as rates on interest-earning assets declined more than rates on interest-bearing liabilities. Net interest income decreased $5.8 million in the fourth quarter compared to third quarter 2002 due to this decline in the net interest margin, partially offset by a 7.2% annualized increase in earning assets.

In the fourth quarter, Regions securitized approximately $800 million of indirect consumer auto loans, recognizing a $7.5 million pretax gain in the quarter. These loans were reclassified to the loans held for sale category at the end of the third quarter. The securitization and sale of the auto loans negatively affected the net interest margin by approximately $4.0 million in the fourth quarter.

Average community banking loan balances grew 5.0% on a linked-quarter, annualized basis in the fourth quarter. Total loans decreased 9.7% annualized, using linked-quarter average balances, primarily in the consumer category as a result of the reclassification of loans to be securitized.

Non-performing assets declined for the second consecutive quarter. At Dec. 31, 2002, non-performing assets totaled $318.4 million, a decline of $22.2 million (6.5%) from third quarter levels. This decrease was due primarily to a $21.9 million decline in non-accrual loans.

Non-interest income (excluding securities gains) increased $33.6 million (44% annualized) from the third quarter. This increase was due to higher revenues associated with Regions' brokerage, mortgage banking and customer derivative business units combined with higher service charges on deposit accounts and a $7.5 million gain associated with the auto loan securitization.

Securities gains totaled $25.2 million in the fourth quarter of 2002. These gains were taken in connection with an impairment charge (approximately $17.0 million) related to mortgage servicing rights (MSR) and a debt extinguishment charge (approximately $5.2 million) related to the prepayment of higher cost Federal Home Loan Bank advances.

FINANCIAL SUPPLEMENT TO
FOURTH QUARTER 2002 EARNINGS RELEASE
PAGE 2


Transaction deposit balances increased $470 million (13.7% annualized) in the fourth quarter, based on linked-quarter average balances, excluding the effect of acquisitions. Average total deposits increased 8.8% annualized in the fourth quarter, based on linked-quarter balances, due primarily to higher wholesale deposits.

Comparisons of Regions' fourth quarter 2002 financial performance to certain prior periods are affected by the second quarter 2002 acquisitions of Brookhollow Bancshares and Independence Bank, both of which were accounted for as purchases.


BALANCE SHEET CHANGES

Using linked-quarter average balances, average total loans decreased 9.7% annualized, primarily due to the Sept. 30, 2002, reclassification of loans to be securitized. The decline was partially offset by growth in the commercial category. Excluding the effect of the reclassification of loans to be securitized, total loans increased approximately 5.4% annualized in the fourth quarter of 2002, using linked-quarter average balances. Community bank average loan balances grew 5.0% on a linked-quarter, annualized basis, excluding acquisitions. Compared to Dec. 2001, total loans increased less than 1%.

In the fourth quarter of 2002, Regions securitized and sold approximately $800 million of indirect consumer auto loans. These loans had been reclassified to loans held for sale in the third quarter of 2002.

The following table includes a distribution of Regions' loan portfolio.


Loan Portfolio (period end data)
                                   First Quarter          Second Quarter         Third Quarter          Fourth Quarter
($ amounts in thousands)                2002                    2002                  2002                    2002
------------------------           -------------          --------------         -------------          --------------

Commercial                          $10,047,659            $10,414,685            $10,843,901            $11,080,812
Residential Mortgages                 8,597,748              8,280,718              7,872,982              7,978,284
Other Real Estate Loans               3,851,239              4,017,136              4,259,622              4,497,486
Construction                          3,635,556              3,638,088              3,663,580              3,603,820
Branch Installment                    1,680,452              1,690,493              1,674,325              1,632,443
Indirect Installment                  1,349,760              1,496,196                491,321                375,438
Consumer Lines of Credit              1,029,961              1,120,240              1,174,465              1,219,286
Student Loans                           559,270                564,279                592,120                598,205
                                    -----------            -----------            -----------            -----------
                                    $30,751,645            $31,221,835            $30,572,316            $30,985,774


Average earning assets increased 7.2% on a linked-quarter annualized basis due primarily to growth in the commercial loan portfolio, combined with higher security balances and mortgage loans held for sale.

Total deposits increased 8.8% annualized, based on linked-quarter average balances. Non-interest-bearing deposits, interest-bearing checking, money market and savings accounts reflected an increase

FINANCIAL SUPPLEMENT TO
FOURTH QUARTER 2002 EARNINGS RELEASE
PAGE 3


of $470 million, or 14% annualized, based on linked-quarter average balances, excluding acquisitions. Retail certificates of deposit declined approximately $236 million, based on linked-quarter average balances, excluding acquisitions, due to continued efforts to less aggressively price these deposits. Total core deposits, which exclude wholesale deposit funding sources and deposits added in acquisitions, increased 1.9% annualized during the fourth quarter. Wholesale deposit funding sources increased $586 million, based on linked-quarter average balances, as rates on these deposit products were more favorable compared to other funding sources.

Regions prepaid approximately $250 million of higher cost (6.40% coupon) Federal Home Loan Bank advances. As a result, Regions incurred a $5.2 million charge related to the prepayment of the advances, which is included in other non-interest expense. Prepayment of these advances is expected to reduce interest expense approximately $6.7 million in the first half of 2003.

OPERATING PERFORMANCE

Total revenues (defined as net interest income on a taxable equivalent basis plus non-interest income, excluding securities transactions) increased $27.8 million, or 16% annualized, on a linked-quarter annualized basis compared to third quarter 2002. Taxable equivalent net interest income decreased $5.8 million, and non-interest income increased $33.6 million. Net interest income declined due to a lower net interest margin. The increase in non-interest income was due to higher fees in brokerage, investment banking and mortgage banking, as well as increased deposit service charges and customer derivative fees.

Net interest income (taxable equivalent) decreased $5.8 million due to a 12-basis-point decline in the net interest margin, partially offset by higher earning assets. The yield on interest-earning assets declined 32 basis points in the fourth quarter, while the rate on interest-bearing liabilities declined 24 basis points. The early December sale of the securitized auto loans accounted for approximately $4.0 million of the decline in net interest income from the third quarter. Current modeling indicates that Regions' net interest margin should remain relatively flat in the first quarter of 2003, assuming no further changes in market interest rates. Regions remains in a slightly asset-sensitive position at the end of the fourth quarter 2002.

Total fourth quarter non-interest income (excluding securities transactions) increased $33.6 million (44% annualized) from third quarter levels. Brokerage and investment fees increased $16.9 million compared to the third quarter due to higher fees associated with fixed-income products, and investment advisory and private client services. Service charges on deposit accounts increased $1.7 million compared to the third quarter, a reflection of increased transaction volume and a modification of the structure of certain deposit accounts. Mortgage servicing and origination fees in the fourth quarter increased $3.0 million compared to the third quarter, primarily due to higher production levels partially offset by a fewer number of loans serviced. Single-family mortgage production was $2.3 billion in the fourth quarter of 2002, compared to $1.7 billion in third quarter 2002. Regions' mortgage servicing portfolio totaled $17.3 billion at Dec. 31, 2002, compared to $17.7 billion at Sept. 30, 2002. Other non-interest income increased $12.6 million over the third quarter due to a $7.5 million pretax gain recognized in connection with the auto loan securitization,

FINANCIAL SUPPLEMENT TO
FOURTH QUARTER 2002 EARNINGS RELEASE
PAGE 4


combined with higher gains on mortgage loans sold and increased customer derivative fees. Beginning in the first quarter of 2002, Regions began reporting net gains/losses related to the sale of mortgage loans held for sale in the other non-interest income category. In prior periods these net gains/losses were reported in other non-interest expense. All comparable periods have been adjusted to reflect this reclassification in reporting.

Securities gains totaled $25.2 million in the fourth quarter of 2002. These gains were taken primarily to offset charges related to the impairment of mortgage servicing rights and a debt extinguishment charge related to the prepayment of higher cost (6.40% coupon) Federal Home Loan Bank advances.

In the fourth quarter of 2002, total non-interest expenses increased $31.4 million, compared to third quarter 2002. This increase is due primarily to higher salaries and incentive costs and other non-interest expenses, including a $5.2 million charge related to the prepayment of $250 million of Federal Home Loan Bank advances. Included in the other non-interest expense is $17.0 million MSR impairment charge in the fourth quarter compared to a $19.7 million MSR impairment charge in the third quarter. Salaries and employee benefits increased $22.4 million due to higher commissions and incentives primarily related to increased production in the brokerage and mortgage banking areas, combined with sales and other incentive costs. Net occupancy and furniture and equipment expense increased $1.1 million in the fourth quarter of 2002 from third quarter levels. Other non-interest expense increased $7.9 million from third quarter levels, due primarily to the prepayment charge ($5.2 million) and write-downs of other real estate.

At Dec. 31, 2002, Regions had capitalized mortgage servicing assets of $107.0 million (net of $40.5 million valuation allowance). Regions capitalized mortgage servicing assets represent 62 basis points of Regions' servicing portfolio.

The following table illustrates the trends in operating expenses between the third and fourth quarters of 2002.


Non-Interest Expense Comparison


                                                                     Increase
                                        Third          Fourth       related to       Fourth
                                       Quarter        Quarter         Morgan         Quarter
                                        2002            2002         Keegan &         2002
                                         As              As         prepayment         As             Dollar         %
($ amounts in thousands)              Reported        Reported        charge         Adjusted         Change       Change
------------------------              --------        --------      ----------       --------        -------       ------

Salaries and employee benefits        $258,264        $280,660        $10,960        $269,700        $11,436        4.4%
Net occupancy and furniture &
   Equipment expense                    47,955          49,008            278          48,730            775        1.6%
Other non-interest expenses            146,232         154,174          7,592         146,582            350        0.2%
                                      --------        --------        -------        --------        -------        ---
  Total non-interest expenses         $452,451        $483,842        $18,830        $465,012        $12,561        2.8%

The provision for loan losses in the fourth quarter of 2002 was $32.5 million or 0.42% annualized of average loans. Net loan charge-offs for the fourth quarter were $31.1 million (0.40% of average loans annualized), compared to $31.8 million (0.40% of average loans annualized) in the third quarter of 2002 and $49.3 million (0.64% of average loans annualized) in the fourth quarter of 2001.

FINANCIAL SUPPLEMENT TO
FOURTH QUARTER 2002 EARNINGS RELEASE
PAGE 5


In light of management's assessment of economic conditions and inherent losses associated with loans originated in the fourth quarter 2002, Regions' allowance for loan losses was increased to $437.2 million at Dec. 31, 2002, compared to $435.8 million at Sept. 30, 2002, and $419.2 million at Dec. 31, 2001. The allowance for loan losses as a percentage of loans (net of unearned income) was 1.41% at Dec. 31, 2002, compared to 1.43% at Sept. 30, 2002.

Non-performing assets declined significantly during the third and fourth quarters of 2002. Total non-performing assets at Dec. 31, 2002, were $318.4 million or 1.03% of loans and other real estate, a decrease of $22.2 million from the $340.5 million or 1.11% of loans and other real estate at Sept. 30, 2002. This decline is attributable to a $21.9 million decrease in non-accrual loans primarily related to commercial credits, including the return to accruing status of an $8 million healthcare loan. As of Dec. 31, 2002, renegotiated loans and other real estate totaled $32.3 million and $59.6 million, respectively, with non-accrual loans totaling $226.5 million. Loans past due 90 days or more totaled $38.5 million at Dec. 31, 2002, a $3.7 million decrease compared to $42.2 million at Sept. 30, 2002. Regions' coverage ratio of allowance for loan losses to non-performing loans increased to 169% at Dec. 31, 2002, compared to 155% at Sept. 30, 2002.

Regions' non-performing loan portfolio is composed primarily of a number of small to medium-sized loans that are diversified geographically throughout its franchise. The 25 largest non-accrual loans range from $1.0 million to $11.3 million, with only one loan greater than $10 million. These loans are widely disbursed among a number of industries and are generally highly collateralized. Of the total $226.5 million in non-accrual loans at Dec. 31, 2002, approximately $77.7 million (34% of total non-accruing loans) are secured by single-family residences, which historically have had very low levels of losses.

Management considers the current level of the allowance for loan losses adequate to absorb possible losses from loans in the portfolio. Management's determination of the adequacy of the allowance for loan losses requires the use of judgments and estimates that may change in the future. Unfavorable changes in the factors used by management to determine the adequacy of the reserve, or the availability of new information, could cause the allowance for loan losses to be increased or decreased in future periods.

MORGAN KEEGAN PERFORMANCE

Morgan Keegan's net income totaled $16.8 million for the quarter ended Dec. 31, 2002. Compared to the third quarter of 2002, Morgan Keegan's fourth quarter net income increased $3.6 million, due primarily to higher commissions and fees in the fixed-income, investment advisory and private client divisions. In the fourth quarter, revenue associated with the fixed-income group and investment advisory group increased 27% and 19%, respectively, compared to the third quarter, while revenue from the private client division increased 4%. Morgan Keegan's fixed-income capital markets division continues as the top revenue-producing line of business. Total revenues for Morgan Keegan during the fourth quarter of 2002 totaled $159.9 million compared to $141.0 million in total revenues reported for the third quarter of 2002.

FINANCIAL SUPPLEMENT TO
FOURTH QUARTER 2002 EARNINGS RELEASE
PAGE 6


On a linked-quarter basis, Morgan Keegan's overhead increased $13.0 million compared to the previous quarter, due primarily to higher commissions and incentives.

The total number of financial advisors at Morgan Keegan is approximately 930, and approximately 14,200 new customer accounts were opened during the fourth quarter. Total customer assets were $32.7 billion at Dec. 31, 2002, up from approximately $31.1 billion at Sept. 30, 2002.

The following table shows the components of revenue contributed by Morgan Keegan for the three months ended Dec. 31, 2002 and Sept. 30, 2002.


Morgan Keegan
Summary Income Statement


                                 Three months    Three months
                                   Ended           Ended
($ amounts in thousands)        Dec. 31, 2002  Sept. 30, 2002   %  Change
------------------------        -------------  --------------   ---------

Revenues:
  Commissions                     $ 38,589        $ 36,357        6.1 %
  Principal transaction             66,125          58,881        12.3
  Investment banking                22,497          16,138        39.4
  Interest                          12,960          13,606        -4.7
  Investment advisory               15,497          13,142        17.9
  Other                              4,204           2,893        45.3
                                  --------        --------
     Total revenues                159,872         141,017        13.4

Expenses:
  Interest expense                   6,679           7,275        -8.2
  Non-interest expense             126,398         112,768        12.1
                                  --------        --------
     Total expenses                133,077         120,043        10.9

Income before income taxes          26,795          20,974        27.8

Income taxes                        10,000           7,800        28.2
                                  --------        --------

Net income                        $ 16,795        $ 13,174        27.5 %
                                  ========        ========

FINANCIAL SUPPLEMENT TO
FOURTH QUARTER 2002 EARNINGS RELEASE
PAGE 7


Morgan Keegan
Breakout of Revenue by Division
Three months ended
Dec. 31, 2002


                                                    Fixed-income             Equity
                                 Private               Capital               Capital             Investment             Interest
($ amounts in thousands)          Client               Markets               Markets              Advisory               & Other
------------------------         -------            -----------              -------             ----------             --------

$ amount of revenue              $44,017               $71,179               $13,588               $15,622               $15,467
% of gross revenue                  27.5%                 44.5%                  8.5%                  9.8%                  9.7%

ACQUISITION ACTIVITY

Acquisitions completed since Dec. 31, 2001 include the following (in thousands):


                                                                   Total         Total       Accounting
Date            Company Acquired                  Total Assets     Loans        Deposits       Method       Offices
----            ----------------                  ------------     -----        --------     ----------     -------

April 2002      Brookhollow Bancshares, Inc.,       $166,916       $69,144      $154,451       Purchase          4
                headquartered in Dallas, Texas

May 2002        Independence Bank, National         $112,408       $86,867       $98,508       Purchase          3
                Association, headquartered in
                Houston, Texas

                Totals                              $279,324      $156,011      $252,959                         7


At Dec. 31, 2002, Regions had no pending acquisitions.

STOCK BUYBACK PROGRAM

In October 2002, in connection with the settlement of the accelerated stock repurchase agreement entered into in May 2002, Regions received 350,753 shares of its common stock. These shares were received because the average purchase price to the counterparty of Regions' common stock over the term of the accelerated repurchase agreement was less than the original contract price in the agreement. These shares were added to treasury stock in October 2002 and retired later in the fourth quarter of 2002.

No shares were repurchased in the fourth quarter under Regions' general buyback program. To date, Regions has repurchased approximately 9.4 million shares under its 12 million-share general buyback authorization.

FINANCIAL SUPPLEMENT TO
FOURTH QUARTER 2002 EARNINGS RELEASE
PAGE 8


FORWARD-LOOKING STATEMENTS

The information contained in this press release may include forward-looking statements that reflect Regions' current views with respect to future events and financial performance. Regions' management believes that these forward-looking statements are reasonable; however, you should not place undue reliance on these statements as they are based only on current expectations and general assumptions and are subject to various risks, uncertainties, and other factors that may cause actual results to differ materially from the views, beliefs, and projections expressed in such statements. Such forward-looking statements are made in good faith by Regions pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995.

The words "believe," "expect," "anticipate," "project," and similar expressions signify forward-looking statements. Readers are cautioned not to place undue reliance on any forward-looking statements made by or on behalf of Regions. Any such statement speaks only as of the date the statement was made. Regions undertakes no obligation to update or revise any forward-looking statements.

Some factors that may affect the accuracy of our projections apply generally to the financial services industry, including: (a) the easing of restrictions on participants in the financial services industry, such as banks, securities brokers and dealers, investment companies, and finance companies, may increase our competitive pressures; (b) possible changes in interest rates may increase our funding costs and reduce our earning asset yields, thus reducing our margins; (c) possible changes in general economic and business conditions in the United States and the South, in general, and in the communities we serve, in particular, may lead to a deterioration in credit quality, thereby increasing our provisioning costs, or a reduced demand for credit, thereby reducing our earning assets; (d) the existence or exacerbation of general geopolitical instability and uncertainty, including the threat of acts of terror or the escalation of hostilities; (e) possible changes in trade, monetary and fiscal policies, laws, and regulations, and other activities of governments, agencies, and similar organizations, including changes in accounting standards, may have an adverse effect on our business; and (f) possible changes in consumer and business spending and saving habits could have an effect on our ability to grow our assets and to attract deposits.

Other factors that may affect the accuracy of our projections are specific to Regions, including: (i) the cost and other effects of material contingencies, including litigation contingencies; (ii) our ability to expand into new markets and to maintain profit margins in the face of pricing pressures; (iii) our ability to keep pace with technological changes; (iv) our ability to develop competitive new products and services in a timely manner and the acceptance of such products and services by Regions' customers and potential Regions customers; (v) our ability to effectively manage interest rate risk and other market risk, credit risk and operational risk; (vi) our ability to manage fluctuations in the value of our assets and liabilities and off-balance sheet exposures so as to maintain sufficient capital and liquidity to support our business; and (vii) our ability to achieve the earnings expectations related to the businesses that we have recently acquired or may acquire in the future, which in turn depends on a variety of factors, including: our ability to achieve anticipated cost savings and revenue enhancements with respect to acquired operations; the assimilation of acquired operations to the Regions corporate culture, including the ability to instill our credit practices and efficient approach to acquired operations; and

FINANCIAL SUPPLEMENT TO
FOURTH QUARTER 2002 EARNINGS RELEASE
PAGE 9


the continued growth of the markets that the acquired entities serve, consistent with recent historical experience.

Regions' Investor Relations contact is Ronald C. Jackson at (205) 326-7374 or Kenneth W. Till at (205) 326-7605; Regions' Media contact is Kristi Lamont Ellis at (205) 326-7179.

REGIONS FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CONDITION
(Dollar Amounts in Thousands)

                                                     ----------------------------------------------------------------------------
                                                       12/31/00         3/31/01         6/30/01         9/30/01        12/31/01
                                                     ------------    ------------    ------------    ------------    ------------
ASSETS
Cash and due from banks                              $  1,210,872    $  1,043,984    $  1,053,195    $  1,103,077    $  1,239,598
Interest-bearing deposits in other banks                    3,246       1,095,419         906,987         982,838         667,186
Securities held to maturity                             3,539,202          44,864          32,745          32,757          34,050
Securities available for sale                           5,454,969       8,484,278       7,680,342       8,223,851       7,813,109
Trading account assets                                     13,437         601,374         554,059         605,376         741,896
Loans held for sale                                       222,902         466,614         601,838         452,613         890,193
Federal funds sold and securities purchased
    under agreement to resell                              95,550         241,382         345,598         189,043          92,543
Margin receivables                                             --         523,118         550,749         595,624         523,941
Loans                                                  31,472,656      31,214,746      31,057,354      31,128,869      31,136,977
Unearned income                                           (96,193)        (91,506)        (94,401)       (218,026)       (251,629)
                                                     ------------    ------------    ------------    ------------    ------------
      Loans, net of unearned income                    31,376,463      31,123,240      30,962,953      30,910,843      30,885,348
Allowance for loan losses                                (376,508)       (381,570)       (384,324)       (386,471)       (419,167)
                                                     ------------    ------------    ------------    ------------    ------------
      Net Loans                                        30,999,955      30,741,670      30,578,629      30,524,372      30,466,181
Premises and equipment                                    598,632         624,841         621,792         623,103         647,176
Interest receivable                                       349,637         310,474         291,590         286,584         249,630
Due from customers on acceptances                         107,912         107,472          69,679          44,269          63,854
Other assets                                            1,091,979       1,857,745       1,851,886       2,020,506       1,953,355
                                                     ------------    ------------    ------------    ------------    ------------
                                                     $ 43,688,293    $ 46,143,235    $ 45,139,089    $ 45,684,013    $ 45,382,712
                                                     ============    ============    ============    ============    ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
    Non-interest-bearing                             $  4,512,883    $  4,420,949    $  4,650,209    $  4,655,075    $  5,085,337
    Interest-bearing                                   27,509,608      26,761,914      26,509,073      25,918,116      26,462,986
                                                     ------------    ------------    ------------    ------------    ------------
      Total Deposits                                   32,022,491      31,182,863      31,159,282      30,573,191      31,548,323
Borrowed funds:
    Short-term borrowings:
      Federal funds purchased and securities
        sold under agreement to repurchase              1,996,812       2,548,869       1,939,036       2,817,611       1,803,177
      Commercial paper                                     27,750          49,435          27,750          27,750          27,750
      Other short-term borrowings                       1,108,580       2,264,254       2,392,543       2,315,063       2,267,473
                                                     ------------    ------------    ------------    ------------    ------------
         Total Short-term Borrowings                    3,133,142       4,862,558       4,359,329       5,160,424       4,098,400
    Long-term borrowings                                4,478,027       5,220,594       4,936,855       4,810,542       4,747,674
                                                     ------------    ------------    ------------    ------------    ------------
      Total Borrowed Funds                              7,611,169      10,083,152       9,296,184       9,970,966       8,846,074
Bank acceptances outstanding                              107,912         107,472          69,679          44,269          63,854
Other liabilities                                         488,777         968,289         787,584       1,146,792         888,696
                                                     ------------    ------------    ------------    ------------    ------------
      Total Liabilities                                40,230,349      42,341,776      41,312,729      41,735,218      41,346,947

Stockholders' equity:
    Common stock                                          139,105         142,825         143,209         143,275         143,801
    Surplus                                             1,058,733       1,214,063       1,227,186       1,228,574       1,252,809
    Undivided profits                                   2,333,285       2,397,684       2,446,779       2,518,202       2,591,962
    Treasury Stock                                        (67,135)              0         (43,398)        (52,508)              0
    Unearned restricted stock                              (6,952)         (6,098)        (13,899)        (12,511)        (11,234)
    Accumulated other comprehensive income (loss)             908          52,985          66,483         123,763          58,427
                                                     ------------    ------------    ------------    ------------    ------------
         Total Stockholders' Equity                     3,457,944       3,801,459       3,826,360       3,948,795       4,035,765
                                                     ------------    ------------    ------------    ------------    ------------
                                                     $ 43,688,293    $ 46,143,235    $ 45,139,089    $ 45,684,013    $ 45,382,712
                                                     ============    ============    ============    ============    ============

                                                               3/31/02         6/30/02         9/30/02        12/31/02
                                                            ------------    ------------    ------------    ------------

ASSETS
Cash and due from banks                                     $    961,035    $    938,871    $  1,220,392    $  1,577,536
Interest-bearing deposits in other banks                         251,668         271,990         226,252         303,562
Securities held to maturity                                       34,513          34,785          34,938          32,909
Securities available for sale                                  7,818,728       8,533,371       8,938,255       8,961,691
Trading account assets                                           691,183         874,709         890,089         785,992
Loans held for sale                                              466,073         447,475       1,870,875       1,497,849
Federal funds sold and securities purchased
    under agreement to resell                                    199,051         602,972         245,684         334,788
Margin receivables                                               565,863         536,245         515,228         432,337
Loans                                                         31,002,399      31,471,671      30,822,448      31,230,268
Unearned income                                                 (250,754)       (249,836)       (250,131)       (244,494)
                                                            ------------    ------------    ------------    ------------
      Loans, net of unearned income                           30,751,645      31,221,835      30,572,317      30,985,774
Allowance for loan losses                                       (429,577)       (432,624)       (435,798)       (437,164)
                                                            ------------    ------------    ------------    ------------
      Net Loans                                               30,322,068      30,789,211      30,136,519      30,548,610
Premises and equipment                                           644,264         644,584         642,376         638,031
Interest receivable                                              236,423         241,932         230,397         242,088
Due from customers on acceptances                                 70,039          53,844          36,064          60,320
Other assets                                                   1,985,072       2,176,458       2,406,427       2,523,127
                                                            ------------    ------------    ------------    ------------
                                                            $ 44,245,980    $ 46,146,447    $ 47,393,496    $ 47,938,840
                                                            ============    ============    ============    ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
    Non-interest-bearing                                    $  4,875,805    $  4,876,717    $  5,062,053    $  5,147,689
    Interest-bearing                                          25,201,581      26,151,897      27,112,736      27,778,512
                                                            ------------    ------------    ------------    ------------
      Total Deposits                                          30,077,386      31,028,614      32,174,789      32,926,201
Borrowed funds:
    Short-term borrowings:
      Federal funds purchased and securities
        sold under agreement to repurchase                     2,277,608       2,496,069       2,551,283       2,203,261
      Commercial paper                                            26,750          26,750          24,750          17,250
      Other short-term borrowings                              2,146,743       2,380,834       2,057,264       1,864,946
                                                            ------------    ------------    ------------    ------------
         Total Short-term Borrowings                           4,451,101       4,903,653       4,633,297       4,085,457
    Long-term borrowings                                       4,711,218       5,369,468       5,543,753       5,386,109
                                                            ------------    ------------    ------------    ------------
      Total Borrowed Funds                                     9,162,319      10,273,121      10,177,050       9,471,566
Bank acceptances outstanding                                      70,039          53,844          36,064          60,320
Other liabilities                                                849,160         853,274         921,738       1,302,331
                                                            ------------    ------------    ------------    ------------
      Total Liabilities                                       40,158,904      42,208,853      43,309,641      43,760,418

Stockholders' equity:
    Common stock                                                 144,272         144,547         144,811         138,336
    Surplus                                                    1,268,327       1,276,918       1,284,365         936,958
    Undivided profits                                          2,679,307       2,768,357       2,860,604       2,952,657
    Treasury Stock                                               (37,553)       (358,199)       (358,199)              0
    Unearned restricted stock                                    (19,470)        (17,522)        (15,441)        (13,620)
    Accumulated other comprehensive income (loss)                 52,193         123,493         167,715         164,091
                                                            ------------    ------------    ------------    ------------
         Total Stockholders' Equity                            4,087,076       3,937,594       4,083,855       4,178,422
                                                            ------------    ------------    ------------    ------------
                                                            $ 44,245,980    $ 46,146,447    $ 47,393,496    $ 47,938,840
                                                            ============    ============    ============    ============

REGIONS FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF INCOME
(Dollar Amounts in Thousands)

                                                                12/31/00    3/31/01     6/30/01         9/30/01   12/31/01
                                                               ---------    --------   ---------       --------   --------
Interest Income:
  Interest and fees on loans                                   $ 684,013    $661,571   $ 634,945       $606,811   $555,176
  Interest on securities:
    Taxable interest income                                      133,351     127,082     110,720        104,008    104,109
    Tax-exempt interest income                                    10,560      10,278      10,510         10,151      9,495
                                                               ---------    --------   ---------       --------   --------
    Total Interest on Securities                                 143,911     137,360     121,230        114,159    113,604
  Interest on loans held for sale                                  6,693       6,856      11,391         11,556     11,937
  Interest on margin receivables                                      --          --       7,811          7,187      5,733
  Income on federal funds sold and
    securities purchased under agreement
    to resell                                                      1,366         522       7,461          6,250      3,657
  Interest on time deposits in other banks                           498         770       4,859          4,028      1,426
  Interest on trading account assets                                 252         189       6,723          6,104      6,321
                                                               ---------    --------   ---------       --------   --------
    Total Interest Income                                        836,733     807,268     794,420        756,095    697,854

Interest Expense:
  Interest on deposits                                           352,156     338,107     306,065        276,597    214,926
  Interest on short-term borrowings                               68,242      48,808      57,952         45,907     35,441
  Interest on long-term borrowings                                72,464      73,219      79,251         77,779     76,092
                                                               ---------    --------   ---------       --------   --------
    Total Interest Expense                                       492,862     460,134     443,268        400,283    326,459
                                                               ---------    --------   ---------       --------   --------
    Net Interest Income                                          343,871     347,134     351,152        355,812    371,395

Provision for loan losses                                         37,372      28,500      28,990         30,000     77,912
                                                               ---------    --------   ---------       --------   --------
    Net Interest Income After Provision
       for Loan Losses                                           306,499     318,634     322,162        325,812    293,483

Non-Interest Income:
  Brokerage and investment banking                                 9,411      10,330     117,660        110,430    120,554
  Trust department income                                         14,968      14,986      15,098         13,749     12,848
  Service charges on deposit accounts                             61,255      63,273      66,939         67,190     69,861
  Mortgage servicing and origination fees                         19,221      21,200      24,431         21,924     29,527
  Securities gains (losses)                                           (5)        474          (7)         4,534     27,105
  Other                                                           44,262      37,158      51,749         46,398     57,370
                                                               ---------    --------   ---------       --------   --------
    Total Non-Interest Income                                    149,112     147,421     275,870        264,225    317,265

Non-Interest Expense:
  Salaries and employee benefits                                 150,492     159,391     251,223        230,922    238,152
  Net occupancy expense                                           19,423      18,508      22,468         22,950     22,975
  Furniture and equipment expense                                 21,016      17,727      22,557         22,989     24,454
  Other                                                          112,081      97,746     139,962        121,800    133,097
                                                               ---------    --------   ---------       --------   --------
    Total Non-Interest Expense                                   303,012     293,372     436,210        398,661    418,678
                                                               ---------    --------   ---------       --------   --------
    Income Before Income Taxes                                   152,599     172,683     161,822        191,376    192,070
Applicable income taxes                                           24,233      49,931      49,023         56,177     53,886
                                                               ---------    --------   ---------       --------   --------
    Net Income                                                 $ 128,366    $122,752   $ 112,799       $135,199   $138,184
                                                               =========    ========   =========       ========   ========
    Operating Income                                           $ 128,366    $122,752   $ 130,611(a)    $135,199   $138,184
                                                               =========    ========   =========       ========   ========

                                                                3/31/02    6/30/02    9/30/02   12/31/02
                                                               --------   --------   --------   --------

Interest Income:
  Interest and fees on loans                                   $512,435   $506,410   $502,923   $464,435
  Interest on securities:
    Taxable interest income                                      95,382    101,419    104,479     99,425
    Tax-exempt interest income                                    8,666      7,402      7,053      6,846
                                                               --------   --------   --------   --------
    Total Interest on Securities                                104,048    108,821    111,532    106,271
  Interest on loans held for sale                                12,816      9,376     12,146     32,275
  Interest on margin receivables                                  4,970      5,061      4,951      4,297
  Income on federal funds sold and
    securities purchased under agreement
    to resell                                                     1,616      2,251      2,530      1,980
  Interest on time deposits in other banks                          211         71        120         86
  Interest on trading account assets                              5,480      6,729      6,492      6,656
                                                               --------   --------   --------   --------
    Total Interest Income                                       641,576    638,719    640,694    616,000

Interest Expense:
  Interest on deposits                                          173,422    165,231    162,493    151,619
  Interest on short-term borrowings                              29,986     32,236     33,953     32,081
  Interest on long-term borrowings                               68,382     66,161     64,103     59,734
                                                               --------   --------   --------   --------
    Total Interest Expense                                      271,790    263,628    260,549    243,434
                                                               --------   --------   --------   --------
    Net Interest Income                                         369,786    375,091    380,145    372,566

Provision for loan losses                                        30,000     30,000     35,000     32,500
                                                               --------   --------   --------   --------
    Net Interest Income After Provision
       for Loan Losses                                          339,786    345,091    345,145    340,066

Non-Interest Income:
  Brokerage and investment banking                              112,855    123,296    123,294    140,240
  Trust department income                                        15,747     15,807     15,605     15,038
  Service charges on deposit accounts                            66,034     68,943     70,581     72,249
  Mortgage servicing and origination fees                        24,679     23,283     26,863     29,834
  Securities gains (losses)                                       1,856      1,928     22,642     25,228
  Other                                                          57,437     57,443     67,696     80,300
                                                               --------   --------   --------   --------
    Total Non-Interest Income                                   278,608    290,700    326,681    362,889

Non-Interest Expense:
  Salaries and employee benefits                                237,362    250,283    258,264    280,660
  Net occupancy expense                                          22,548     23,964     25,093     26,319
  Furniture and equipment expense                                22,100     23,167     22,862     22,689
  Other                                                         120,350    123,659    146,232    154,174
                                                               --------   --------   --------   --------
    Total Non-Interest Expense                                  402,360    421,073    452,451    483,842
                                                               --------   --------   --------   --------
    Income Before Income Taxes                                  216,034    214,718    219,375    219,113
Applicable income taxes                                          61,971     61,592     62,896     62,879
                                                               --------   --------   --------   --------
    Net Income                                                 $154,063   $153,126   $156,479   $156,234
                                                               ========   ========   ========   ========
    Operating Income                                           $154,063   $153,126   $156,479   $156,234
                                                               ========   ========   ========   ========

REGIONS FINANCIAL CORPORATION AND SUBSIDIARIES
(Dollar Amounts in Thousands)

                                            12/31/00   3/31/01   6/30/01   9/30/01 12/31/01   3/31/02   6/30/02   9/30/02 12/31/02
                                            --------  --------  --------  -------- --------  --------  --------  -------- --------
Average shares outstanding--during quarter   221,062   214,872   227,603   227,657  228,618   229,958   224,878   221,282   221,257
Average shares outstanding--during
  quarter, diluted                           222,366   216,648   230,422   230,383  230,610   233,165   229,112   224,438   223,976
Actual shares outstanding--end of quarter    219,769   228,520   227,634   227,410  230,081   229,684   221,054   221,476   221,337
Operating income per share                  $   0.58  $   0.57  $   0.57  $   0.59 $   0.60  $   0.67  $   0.68  $   0.71  $   0.71
Operating income per share, diluted         $   0.58  $   0.57  $   0.57  $   0.59 $   0.60  $   0.66  $   0.67  $   0.70  $   0.70
Operating income per share, diluted as
  adjusted for the adoption of FAS 142*     $   0.61  $   0.60  $   0.62  $   0.65 $   0.66  $   0.66  $   0.67  $   0.70  $   0.70
Net income per share                        $   0.58  $   0.57  $   0.50  $   0.59 $   0.60  $   0.67  $   0.68  $   0.71  $   0.71
Net income per share, diluted               $   0.58  $   0.57  $   0.49  $   0.59 $   0.60  $   0.66  $   0.67  $   0.70  $   0.70
Dividends per share                         $   0.27  $   0.28  $   0.28  $   0.28 $   0.28  $   0.29  $   0.29  $   0.29  $   0.29

Taxable equivalent net interest income      $359,154  $368,365  $373,008  $378,177 $394,499  $388,104  $392,856  $397,668  $391,876

(a) Operating income excludes merger and other non-recurring charges of $23.3 million pre-tax ($17.8 million after tax or $.08 per diluted share).

*Operating income assuming FAS 142 (which eliminated amortization of excess purchase price) was adopted at the beginning of the period ended 3/31/02.

REGIONS FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF INCOME
(Dollar Amounts in Thousands)

                                                             Year Ended
                                                             December 31
                                                    ------------------------------
                                                        2002                2001
                                                    ----------          ----------
Interest Income:
  Interest and fees on loans                        $1,986,203          $2,458,503
  Interest on securities:
    Taxable interest income                            400,705             445,919
    Tax-exempt interest income                          29,967              40,434
                                                    ----------          ----------
    Total Interest on Securities                       430,672             486,353
  Interest on loans held for sale                       66,613              41,740
  Interest on margin receivables                        19,279              20,731
  Income on federal funds sold and
    securities purchased under agreement
    to resell                                            8,377              17,890
  Interest on time deposits in other banks                 488              11,083
  Interest on trading account assets                    25,357              19,337
                                                    ----------          ----------
    Total Interest Income                            2,536,989           3,055,637

Interest Expense:
  Interest on deposits                                 652,765           1,135,695
  Interest on short-term borrowings                    128,256             188,108
  Interest on long-term borrowings                     258,380             306,341
                                                    ----------          ----------
    Total Interest Expense                           1,039,401           1,630,144
                                                    ----------          ----------
    Net Interest Income                              1,497,588           1,425,493

Provision for loan losses                              127,500             165,402
                                                    ----------          ----------
    Net Interest Income After Provision
       for Loan Losses                               1,370,088           1,260,091

Non-Interest Income:
  Brokerage and investment banking                     499,685             358,974
  Trust department income                               62,197              56,681
  Service charges on deposit accounts                  277,807             267,263
  Mortgage servicing and origination fees              104,659              97,082
  Securities gains (losses)                             51,654              32,106
  Other                                                262,876             192,675
                                                    ----------          ----------
    Total Non-Interest Income                        1,258,878           1,004,781

Non-Interest Expense:
  Salaries and employee benefits                     1,026,569             879,688
  Net occupancy expense                                 97,924              86,901
  Furniture and equipment expense                       90,818              87,727
  Other                                                544,415             492,605
                                                    ----------          ----------
    Total Non-Interest Expense                       1,759,726           1,546,921
                                                    ----------          ----------
    Income Before Income Taxes                         869,240             717,951
Applicable income taxes                                249,338             209,017
                                                    ----------          ----------
    Net Income                                      $  619,902          $  508,934
                                                    ==========          ==========
    Operating Income                                $  619,902          $  526,746(a)
                                                    ==========          ==========

REGIONS FINANCIAL CORPORATION AND SUBSIDIARIES
(Dollar Amounts in Thousands)

                                                                     Year Ended
                                                                     December 31
                                                           -------------------------------
                                                              2002               2001
                                                           -----------       -------------
Average shares outstanding--year-to-date                       224,312            224,733
Average shares outstanding--year-to-date, diluted              227,639            227,063
Actual shares outstanding--end of quarter                      221,337            230,081
Operating income per share                                 $      2.76       $       2.34
Operating income per share, diluted                        $      2.72       $       2.32
Operating income per share, as adjusted
    for the adoption of FAS 142*                           $      2.76       $       2.55
Operating income per share, diluted as adjusted
    for the adoption of FAS 142*                           $      2.72       $       2.53
Net income per share                                       $      2.76       $       2.26
Net income per share, diluted                              $      2.72       $       2.24
Net income per share, as adjusted
    for the adoption of FAS 142*                           $      2.76       $       2.47
Net income per share, diluted as adjusted
    for the adoption of FAS 142*                           $      2.72       $       2.45
Dividends per share                                        $      1.16       $       1.12

Taxable equivalent net interest income                     $ 1,570,505       $  1,514,050


(a) In 2001 excludes merger and other non-recurring charges of $23.3 million pretax ($17.8 million after tax or $.08 per diluted share).

*Operating income assuming FAS 142 (which eliminated amortization of excess purchase price) was adopted at the beginning of the period ended 3/31/02.

REGIONS FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED AVERAGE DAILY BALANCES AND YIELD/RATE ANALYSIS
(Dollar Amounts in Thousands, Yields on Taxable Equivalent Basis)

                                          Quarter Ended            Quarter Ended            Quarter Ended            Quarter Ended
                                             6/30/01                  9/30/01                 12/31/01                  3/31/02
                                     ----------------------   ----------------------   -----------------------   -------------------
                                        Average      Yield/     Average       Yield/     Average        Yield/     Average    Yield/
                                        Balance       Rate      Balance        Rate      Balance         Rate      Balance     Rate
                                     -----------     ------   -----------     ------   -----------      ------   -----------  ------
ASSETS
Earning assets:
 Taxable securities                  $ 7,200,791     6.28%    $ 6,956,357     6.04%    $ 7,333,574      5.75%    $ 7,205,061   5.49%
 Non-taxable securities                  806,045     7.76%        783,282     8.64%        759,771      7.71%        670,362   8.16%
 Federal funds sold                      675,822     4.43%        747,409     3.32%        757,139      1.92%        498,187   1.32%
 Margin receivables                      554,202     5.65%        538,694     5.29%        501,965      4.53%        541,069   3.50%
 Loans, net of unearned income        30,965,337     8.41%     30,839,867     7.99%     30,714,891      7.35%     30,642,779   6.93%
 Int. bear. deposits in oth. bnks        504,709     3.86%        459,378     3.48%        192,941      2.93%         38,512   2.22%
 Loans held for sale                     597,253     7.65%        578,576     7.92%        703,039      6.74%        729,369   7.13%
 Trading account assets                  557,452     5.15%        511,547     5.01%        604,931      4.40%        603,486   3.90%
                                     -----------              -----------              -----------               -----------
  Total earning assets                41,861,611     7.82%     41,415,110     7.47%     41,568,251      6.87%     40,928,825   6.54%
Allowance for loan losses               (385,317)                (386,641)                (385,010)                 (423,057)
Cash and due from banks                  911,506                  901,067                  926,564                   963,186
Other non-earning assets               2,876,167                2,952,938                2,979,964                 3,241,602
                                     -----------              -----------              -----------               -----------

                                     $45,263,967              $44,882,474              $45,089,769               $44,710,556
                                     ===========              ===========              ===========               ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

Interest-bearing liabilities:
   Savings accounts                  $ 1,243,006     1.35%     $1,261,356     1.09%     $1,309,170      0.62%     $1,361,590   0.53%
   Interest bearing transaction
    accounts                             517,484     1.94%        578,406     1.79%        697,458      1.29%        797,264   1.24%
   Money market accounts              12,132,752     3.42%     12,441,249     2.84%     12,459,037      1.82%     13,125,489   1.44%
   Certificates of deposit of
    $100,000 or more                   4,419,525     6.02%      4,086,712     5.65%      3,494,586      5.11%      3,119,462   4.37%
   Other interest-bearing accounts     8,004,372     6.49%      7,729,754     6.38%      8,306,278      5.12%      7,614,430   4.74%
   Federal funds purchased             2,203,347     4.69%      1,986,078     3.64%      1,756,757      2.27%      1,611,494   1.79%
   Commercial paper                       27,273     6.74%         27,750     6.55%         27,750      6.18%         27,272   5.06%
   Other short-term borrowings         2,436,632     5.22%      2,362,939     4.57%      2,398,048      4.13%      2,261,062   4.05%
   Long-term borrowings                4,974,303     6.39%      4,867,355     6.34%      4,788,755      6.30%      4,741,976   5.85%
                                     -----------              -----------              -----------               -----------
    Total int-bearing liabilities     35,958,694     4.94%     35,341,599     4.51%     35,237,839      3.66%     34,660,039   3.18%
Non-interest bearing deposits          4,579,814                4,682,012                4,847,132                 4,842,479
Other liabilities                        938,886                  947,713                  981,737                 1,126,828
Stockholders' equity                   3,786,573                3,911,150                4,023,061                 4,081,210
                                     -----------              -----------              -----------               -----------
                                     $45,263,967              $44,882,474              $45,089,769               $44,710,556
                                     ===========              ===========              ===========               ===========

Net yield on interest earning assets                 3.57%                    3.62%                     3.77%                  3.85%


                                               Quarter Ended                Quarter Ended               Quarter Ended
                                                  6/30/02                      9/30/02                    12/31/02
                                          -----------------------      ---------------------       ----------------------
                                            Average       Yield/         Average      Yield/         Average       Yield/
                                            Balance        Rate          Balance       Rate          Balance        Rate
                                          -----------     ------       -----------    ------       -----------     ------
ASSETS
Earning assets:
 Taxable securities                       $ 7,764,138      5.35%        $8,268,921     5.11%       $ 8,464,119      4.76%
 Non-taxable securities                       571,618      8.08%           553,283     7.87%           549,495      7.70%
 Federal funds sold                           568,723      1.59%           621,687     1.61%           601,929      1.31%
 Margin receivables                           544,407      3.95%           527,723     3.72%           462,093      3.69%
 Loans, net of unearned income             30,972,742      6.70%        31,288,244     6.52%        30,576,749      6.19%
 Int. bear. deposits in oth. bnks               8,581      3.32%            13,847     3.44%             9,658      3.53%
 Loans held for sale                          470,493      7.99%           650,439     7.41%         1,971,049      6.50%
 Trading account assets                       691,707      3.82%           679,995     3.84%           752,056      3.78%
                                          -----------                  -----------                 -----------
  Total earning assets                     41,592,409      6.33%        42,604,139     6.13%        43,387,148      5.81%
Allowance for loan losses                    (435,206)                    (432,402)                   (433,208)
Cash and due from banks                       939,159                      923,634                   1,005,505
Other non-earning assets                    3,286,227                    3,572,182                   3,800,041
                                          -----------                  -----------                 -----------

                                          $45,382,589                  $46,667,553                 $47,759,486
                                          ===========                  ===========                 ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

Interest-bearing liabilities:
  Savings accounts                         $1,452,647      0.61%        $1,477,448     0.70%        $1,426,427      0.53%
  Interest bearing transaction
   accounts                                   803,547      1.02%           924,890     0.94%         1,293,714      1.25%
  Money market accounts                    12,940,340      1.43%        12,655,337     1.36%        12,353,798      1.11%
  Certificates of deposit of
   $100,000 or more                         2,985,615      4.08%         3,190,838     3.69%         3,361,224      3.36%
  Other interest-bearing accounts           7,858,342      4.31%         8,246,344     4.07%         8,678,290      3.78%
  Federal funds purchased                   1,990,013      1.75%         2,541,163     1.75%         2,587,587      1.50%
  Commercial paper                             26,751      4.90%            26,728     4.88%            19,135      4.08%
  Other short-term borrowings               2,283,037      4.08%         2,177,578     4.09%         2,226,823      3.94%
  Long-term borrowings                      5,020,740      5.29%         5,369,578     4.74%         5,483,143      4.32%
                                          -----------                  -----------                 -----------
   Total int-bearing liabilities           35,361,032      2.99%        36,609,904     2.82%        37,430,141      2.58%
Non-interest bearing deposits               4,936,834                    4,906,377                   5,046,352
Other liabilities                           1,068,349                    1,134,182                   1,162,365
Stockholders' equity                        4,016,374                    4,017,090                   4,120,628
                                          -----------                  -----------                 -----------
                                          $45,382,589                  $46,667,553                 $47,759,486
                                          ===========                  ===========                 ===========

Net yield on interest earning assets                       3.79%                       3.70%                        3.58%

REGIONS FINANCIAL CORPORATION AND SUBSIDIARIES
QUARTERLY ALLOWANCE FOR LOAN LOSSES AND NON-PERFORMING ASSETS
(Dollar Amounts in Thousands)

                                            --------------------------------------------------------------------------
                                             6/30/01    9/30/01   12/31/01    3/31/02    6/30/02    9/30/02   12/31/02
                                            --------   --------   --------   --------   --------   --------   --------
Balance at beginning of period              $381,570   $384,324   $386,471   $419,167   $429,577   $432,624   $435,798

Net loans charged off (recovered):
  Commercial                                  16,048     17,361     36,647      7,304     20,024     21,501     19,841
  Real estate                                  2,035      1,798      2,041      3,024      2,571      3,610      2,495
  Installment                                  8,153      8,694     10,626      9,262      6,686      6,715      8,798
                                            --------   --------   --------   --------   --------   --------   --------
      Total                                   26,236     27,853     49,314     19,590     29,281     31,826     31,134
Allowance of acquired banks                        0          0      4,098          0      2,328          0          0
Provision charged to expense                  28,990     30,000     77,912     30,000     30,000     35,000     32,500
                                            --------   --------   --------   --------   --------   --------   --------

Balance at end of period                    $384,324   $386,471   $419,167   $429,577   $432,624   $435,798   $437,164
                                            ========   ========   ========   ========   ========   ========   ========

Non-performing Assets:
Loans on a non-accruing basis               $259,291   $256,810   $269,764   $277,939   $280,371   $248,345   $226,470
Renegotiated loans                            14,223     18,150     42,807     42,183     42,332     33,085     32,280
Foreclosed property ("Other
   real estate")                              29,257     31,198     40,872     44,008     52,092     59,103     59,606
                                            --------   --------   --------   --------   --------   --------   --------
   Total NPA excluding past due
    loans                                   $302,771   $306,158   $353,443   $364,130   $374,795   $340,533   $318,356
                                            --------   --------   --------   --------   --------   --------   --------
Loans past due 90 days or more              $ 41,736   $ 41,895   $ 46,845   $ 44,914   $ 43,224   $ 42,167   $ 38,499
                                            --------   --------   --------   --------   --------   --------   --------
   Total NPA including past due
    loans                                   $344,507   $348,053   $400,288   $409,044   $418,019   $382,700   $356,855
                                            ========   ========   ========   ========   ========   ========   ========

REGIONS FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED AVERAGE DAILY BALANCES AND YIELD/RATE ANALYSIS
(Dollar Amounts in Thousands, Yields on Taxable Equivalent Basis)

                                                                    Year Ended
                                                                   December 31
                                               ---------------------------------------------------
                                                      2002                         2001
                                               ---------------------       -----------------------
                                                Average       Yield/         Average        Yield/
                                                Balance        Rate          Balance        Rate
                                               -----------    ------       -----------      ------
ASSETS

Earning assets:
   Taxable securities                          $ 7,929,950     5.16%       $ 7,357,832      6.17%
   Non-taxable securities                          585,768     7.96%           787,219      7.95%
   Federal funds sold                              573,050     1.46%           556,843      3.21%
   Margin receivables                              518,631     3.72%           400,474      5.18%
   Loans, net of unearned income                30,871,093     6.59%        30,946,736      8.13%
   Int. bear. deposits in oth. bnks                 17,560     2.78%           310,500      3.57%
   Loans held for sale                             957,904     6.95%           550,022      7.59%
   Trading account assets                          682,213     3.83%           424,241      4.84%
                                               -----------                 -----------
    Total earning assets                        42,136,169     6.19%        41,333,867      7.61%
Allowance for loan losses                         (431,000)                   (384,645)
Cash and due from banks                            957,893                     932,787
Other non-earning assets                         3,476,810                   2,773,123
                                               -----------                 -----------
                                               $46,139,872                 $44,655,132
                                               ===========                 ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
   Savings accounts                            $ 1,429,837     0.60%       $ 1,261,294      1.12%
   Interest bearing transaction
    accounts                                       956,132     1.13%           556,724      1.95%
   Money market accounts                        12,766,316     1.34%        12,132,612      3.03%
   Certificates of deposit of
    $100,000 or more                             3,165,020     3.86%         4,062,631      5.81%
   Other int-bearing accounts                    8,102,669     4.21%         8,387,786      6.05%
   Federal funds purchased                       2,186,221     1.68%         2,023,662      4.18%
   Commercial paper                                 24,954     4.78%            27,750      6.49%
   Other short-term borrowings                   2,236,868     4.04%         2,080,852      4.89%
   Long-term borrowings                          5,156,481     5.01%         4,793,657      6.39%
                                               -----------                 -----------
    Total int-bearing liabilities               36,024,498     2.89%        35,326,968      4.61%
Non-interest bearing deposits                    4,933,496                   4,634,198
Other liabilities                                1,123,059                     921,937
Stockholders' equity                             4,058,819                   3,772,029
                                               -----------                 -----------
                                               $46,139,872                 $44,655,132
                                               ===========                 ===========

Net yield on int. earning assets                               3.73%                        3.66%


                                                      Year Ended
                                                     December 31
                                           -------------------------------
Allowance For Loan Losses:                    2002                   2001
                                           --------               --------
Balance at beginning of year               $419,167               $376,508

Net loans charged off:
  Commercial                                 68,670                 84,446
  Real estate                                11,700                  6,678
  Installment                                31,461                 35,717
                                           --------               --------
      Total                                 111,831                126,841
Allowance of acquired banks                   2,328                  4,098
Provision charged to expense                127,500                165,402
                                           --------               --------

Balance at end of period                   $437,164               $419,167
                                           ========               ========

REGIONS FINANCIAL CORPORATION AND SUBSIDIARIES
SELECTED RATIOS

                                              --------------------------------------------------------------------------------------
                                              12/31/00  3/31/01   6/30/01   9/30/01  12/31/01  3/31/02   6/30/02  9/30/02  12/31/02
                                              --------  -------   -------   -------  --------  -------   -------  -------  --------
Return on average assets*                       1.17%     1.15%     1.16%     1.20%    1.22%     1.40%     1.35%    1.33%    1.30%

Return on average equity*                      14.97%    14.82%    13.84%    13.71%   13.63%    15.31%    15.29%   15.45%   15.04%

Stockholders' equity per share                $15.73    $16.64    $16.81    $17.36   $17.54    $17.79    $17.81   $18.44   $18.88

Stockholders' equity to total assets            7.92%     8.24%     8.48%     8.64%    8.89%     9.24%     8.53%    8.62%    8.72%

Allowance for loan losses as a percentage
  of loans, net of unearned income             1.20%     1.23%     1.24%     1.25%    1.36%     1.40%     1.39%    1.43%    1.41%

Loans, net of unearned income, to total
  deposits                                     97.98%    99.81%    99.37%   101.10%   97.90%   102.24%   100.62%   95.02%   94.11%

Net charge-offs as a percentage of average
  loans**                                       0.44%     0.30%     0.34%     0.36%    0.64%     0.26%     0.38%    0.40%    0.40%

Total non-performing assets (excluding
  loans 90 days past due) as a percentage
  of loans and other real estate                0.76%     0.86%     0.98%     0.99%    1.14%     1.18%     1.20%    1.11%    1.03%

Total non-performing assets (including
  loans 90 days past due) as a percentage
  of loans and other real estate                0.87%     0.99%     1.11%     1.12%    1.29%     1.33%     1.34%    1.25%    1.15%


*Annualized based on operating income.
**Annualized